Exhibit 99.(a)(4)

ARTICLES OF AMENDMENT

to

ARTICLES OF INCORPORATION

of

BEA INCOME FUND, INC.

BEA Income Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:           The charter of the Corporation, as heretofore amended, is further amended to change the name of the Corporation to Credit Suisse Asset Management Income Fund, Inc. and by striking ARTICLE II of the Articles of Incorporation in its entirety and inserting in lieu thereof the following:

ARTICLE II

The name of the corporation (hereinafter called the “Corporation”) is Credit Suisse Asset Management Income Fund, Inc.

SECOND:      The foregoing amendment to the Articles of Incorporation of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation in the manner and by the vote required by law and its charter.

IN WITNESS WHEREOF, BEA Income Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and witnessed by its Secretary as of the 11th day of May, 1999.

The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, all matters and facts set forth herein with respect to the authorization and approval of the Articles of Amendment are true and in all material respects and that this statement is made under penalties of perjury.

BEA INCOME FUND, INC.

By:	/s/ Hal Liebes
Name: Hal Liebes
Title: Senior Vice President

WITNESS:

/s/ Michael A. Pignataro
Name: Michael A. Pignataro
Title: Secretary